Exhibit 10.8

January 3, 2014

David Fisher

Enova Financial Holdings, LLC

200 W. Jackson, Suite 2400

Chicago, Illinois 60606

Re:	Tim Ho

Dear David:

As you know, Springleaf Holdings, Inc. (“Springleaf”) is considering hiring Tim Ho (“Tim”), who has entered into a Continued Employment and Separation Agreement (“Agreement”) with Enova Financial Holdings, LLC (“Enova”), a subsidiary of Cash America International, Inc. (“Cash America”). In order to clarify the circumstances around Tim’s potential employment by Springleaf, we propose the following:

1.	Cash America and Enova (including their affiliates, successors and assigns) will not object to Springleaf’s hiring Tim;

2.	Springleaf agrees on its own behalf and on behalf of its subsidiaries that Springleaf and its subsidiaries will not offer loan products whose rate of interest as stated in the loan documents exceed 36% per annum for the remaining period of Tim’s noncompete as reflected in paragraph 13 of the Agreement;

3.	Tim agrees to extend the 24 month term of the provisions of paragraphs 12 and 14 of the Agreement to 36 months (the “Covenant Period”);provided that paragraph 14 is understood to be limited to the solicitation of Enova’s or Cash America’s business partners or Enova or Cash America customers with whom Tim has had personal dealings;

4.	Tim agrees that as of January 3, 2014, Enova has paid Tim approximately $330,000 of the $860,000 Salary Continuation Pay specified in Paragraph 3 of the Agreement, leaving approximately $530,000 of Salary Continuation Pay yet to be paid during the remainder of the Severance Period pursuant to the terms of the Agreement;

5.	Tim further agrees that for the period between January 4, 2014 and the end of Tim’s Severance Period (“Remaining Severance Period”), Enova will only be required to pay $265,000 in Salary Continuation Pay in substantially equal bi-weekly installments over the course of the Remaining Severance Period and Tim agrees to waive Enova’s obligation to pay $265,000 of the original Salary Continuation Pay specified in the Agreement and further hereby releases Enova from such obligation;

6.	Tim agrees that he will remain bound by the provisions regarding non-disclosure of Property and Cash America and Enova’s proprietary and confidential information as provided in the Agreement and further agrees that such covenants will also be extended until the end of the Covenant Period unless a longer period is set forth for such non-disclosure provisions of the Agreement;

David Fisher

January 3, 2014

7.	Springleaf acknowledges and agrees that it does not desire to have or obtain any Property or any confidential or proprietary information of Enova, Cash America or any of their respective affiliates and that it will not cause Tim to disclose such information;

8.	If Tim does not commence his employment with Springleaf by January 15, 2014, this letter agreement will terminate and all obligations, including the payment obligations of Enova under the Agreement that pre-existed its execution will be unaffected, remain and be enforceable as if this letter agreement were never executed; provided, however, for such a termination of this letter agreement to be effective, both Tim and Springleaf must each send written notice of any such failure of Tim to commence employment with Springleaf for any reason, with such notices to be received by Enova on or before January 15, 2014;

9.	Capitalized terms used in this letter agreement and not defined herein shall have the meanings assigned to such terms in the Agreement; and

10.	Except as expressly set forth in this letter agreement all terms and conditions of the Agreement shall remain in full force and effect as written.

Each party shown as a signing party below acknowledges and agrees that this letter agreement shall have no force and effect as to any signing party unless all of the signing parties shown below have signed this letter agreement.

Accepted and Agreed By:	Springleaf Holdings, Inc.

/s/ Timothy S. Ho	By:	/s/ Jay Levine
Timothy S. Ho		Jay Levine
Chief Executive Officer

Date of Signature: January 7, 2014	Date of Signature: January 7, 2014

Accepted and Agreed By:

Enova Financial Holdings LLC

By:	Enova Online Services, Inc.,
its sole member

	By:	Enova International, Inc.,
its sole shareholder

		By:	/s/ David Fisher
David Fisher,
Chief Executive Officer

Date of Signature: January 7, 2014